 Vista International Technologies, Inc. 10-K

Exhibit 10.23

ALTERNATIVE FUEL PURCHASE AGREEMENT

This Alternative Fuel Purchase Agreement, dated as of January 1, 2012 (herein, this “Agreement”), is entered into between Vista International Technologies, Inc. a Delaware Corporation (“Seller”) and Trident Environmental Resource Consulting, LLC, a Texas limited liability company (“Buyer”). The attached Terms and Conditions are incorporated and are expressly made a part of this Agreement.

Term: January 1, 2012 through June 30, 2012

Quantity: Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, in accordance with the terms of this Agreement, 9,000 tons of Material.

1.     Pricing & Payment Terms

Purchase of material at $12.00 USD per ton paid by Buyer.

Transportation shall be at Buyer’s expense. Buyer shall arrange the transportation necessary to transport the Material from Seller Transport Location to Buyer’s Facility, or other location. All costs associated with the transportation of the Material shall be to the account of the Buyer.

Payment terms shall be net thirty (30) days.

2.     Title, Risk of Loss and Fees

Title of the Material shall pass to Buyer upon acceptance and risk of loss shall follow title.

Seller shall be responsible for loading the Material in a workmanlike manner, and shall furnish a copy of the Bill of Lading for each shipment to Buyer, at the time of shipment. Weighing of the Materials will be done by standard electronic truck scale at our facility. Results shall be final for settlement. Cost is on account of price per ton

The Contract Price is inclusive of all federal, state, municipal and local taxes, fees and costs of any kind, including and without limitation, all costs of conforming to federal state laws, and all other operating costs and expenses incurred during the term of this Agreement.

3.     Quantity and Conforming Material

3.1 The quantity of Material purchased by Buyer under this Agreement shall be as specified earlier in this Agreement and in Buyer's purchase order(s). Buyer shall make a good faith effort to purchase at least 1,500 tons per month, subject to Buyer's ability to secure transportation of Conforming Material Seller is required to be in contact regularly as circumstances dictate with Buyer’s Contact person.

4.     Invoicing and Payment

Seller will invoice Buyer Weekly for the Conforming Material tendered to Buyer or Buyer’s third party transporter in accordance with this Agreement. Seller will ensure accurate purchase order numbers(s) appear on all invoices and will provide such purchase order number(s) to all carriers.

Invoices for Material sold hereunder shall be based on weights as set forth in Article 2.

Seller will submit invoices directly to:

Trident Environmental Resource Consulting, LLC

3205 Button Bush

Keller TX 76244

Buyer shall pay the invoiced amount to Seller within thirty (30) days of invoice date at:

Vista International Technologies, Inc.

88 Inverness Circle East, Suite N-103

Englewood, CO 80112

5.     Scheduling and Delivery

Buyer and Seller will communicate as needed to establish a written supply schedule of Material consistent with the terms of this Agreement. Unless otherwise permitted under this Agreement, a schedule may only be modified by the mutual written consent of both parties.

Seller’s Scheduling Contact: Vista International Technologies, Inc. 1323 E. Fulghum Rd Hutchins, TX 75141 Attention: Jennifer Jackson Telephone: 972-225-1044 Email: jennifer_viti@ymail.com	Buyer’s Scheduling Contact: Trident Environmental Resource Consulting, LLC 3205 Button Bush Keller TX 76244 Attention: Tim Sommers President Telephone: (817)320-9009 Email: tim.terc@verizon.net

6.     Inspections

Seller shall allow Buyer to conduct inspections of each shipment of Materials tendered by Seller. Buyer’s right to inspect under this Paragraph does not relieve Seller of its obligation to tender only Conforming Materials. If any material is rejected by Buyer, Buyer must submit a written statement as to why such material has been rejected, and provide visual evidence of materials non-conforming qualities.

8.     Title

Title of the Material shall pass to Buyer upon acceptance and risk of loss shall follow title.

9.     Defined Terms

Wherever used herein, the following terms shall have the meanings set forth below:

Agreement – means this contract and the applicable Purchase Order(s). Each such Agreement shall constitute a separate contract between the parties with respect to the applicable Purchase Order and references herein to the Agreement shall be considered references to each such separate Agreement. In the event of a conflict between the terms and conditions set forth herein, and those contained in the Purchase Order, the aforementioned order shall govern unless the context clearly and unambiguously indicates otherwise.

Purchase Order – means a purchase order, contract or other administrative form or document (including any revisions or amendments of any of the aforementioned) issued by Buyer to Seller to purchase Material.

Conforming Material - means Materials that meet all of the physical and/or chemical criteria or any other criteria specifically identified by Buyer or its designee as outlined in Exhibit A. Buyer may change or alter the criteria stated in Exhibit A.

Non-Conforming Material - means Materials that do not meet any one of the physical and/or chemical criteria or any other criteria specifically identified in Exhibit A or any subsequent modifications to the specifications at the time of receipt by Buyer.

Material - means 2” minus Tire Derived Fuel (TDF).

10.   Notices

Except as otherwise specified herein, all notices shall be in writing (including, without limitation, notice by email) and shall be given to the relevant party at its address or email address set forth below, or such other address or email address as such party may hereafter specify by notice to the other given by a nationally recognized overnight courier, by United States certified or registered mail, or by email. Notices hereunder shall be addressed:

If to Buyer at: Trident Environmental Resource Consulting, LLC 3205 Button Bush Keller TX 76244 Attention: Tim Sommers President Telephone: (817)320-9009 Email: tim.terc@verizon.net	If to Seller at: Vista International Technologies, Inc. 1323 E. Fulghum Rd Hutchins, TX 75141 Attention: Jennifer Jackson Telephone: 972-225-1044 Email: jennifer_viti@ymail.com

Each notice shall be effective (i) if given by email, when such notice is transmitted to the email address specified in this Section and a confirmation of such transmission has been received by the sender, (ii) if given by U.S. mail, five days after such notice is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

11.   Termination

By Buyer. Upon written notice to Seller, Buyer may immediately terminate this Agreement in the event that: (i) Seller remains in default of performing any of its obligations under this Agreement following written notice thereof by Buyer and Seller failure to cure such default within ten (10) days from receipt of Buyer’s notice (or, if such breach can not be cured within ten (10) days, the Seller promptly commences efforts to cure and such default is cured within thirty (30) days); (ii) there are changes in local, state or federal legislation or regulations that affect this Agreement, (iii) Seller seeks protection from its creditors under the U.S. bankruptcy laws (iv) (v) Seller asserts Force Majeure pursuant to Article XIII and it lasts longer than thirty (30) days after the Second Notice is provided by Seller. Buyer also retains the right to reasonably terminate this Agreement based on Seller’s change of control.

By Seller. Upon written notice to Buyer, Seller may immediately terminate this Agreement in the event that: (i) Buyer remains in default of performing its obligations under this Agreement following written notice thereof by Seller and Buyer’s failure to cure such default within ten 10 days from receipt of Seller’s notice (or, if such breach can not be cured within ten (10) days, the Seller promptly commences efforts to cure and such default is cured within thirty (30) days); (ii) Buyer seeks protection from its creditors under the U.S. bankruptcy laws; and (iii) Buyer asserts Force Majeure pursuant to Article XIII and it lasts longer than thirty (30) days after the Second Notice is provided by Buyer.

Notwithstanding anything in this Agreement to the contrary, both Parties may terminate this Agreement by giving sixty (60) days advance written notice to the other party.

12.   Non-Compete

The Seller will not at any time prior to the expiration of one (1) year from the date of this Agreement, without the prior written consent of the Buyer, attempt in any manner to deal directly or indirectly in any manner with any of the Buyer’s contact persons or other individuals or companies related to the sale of TDF material.

The Buyer will not at any time prior to the expiration of one (1) year from the date of this Agreement, without the prior written consent of the Seller, attempt in any manner to deal directly or indirectly in any manner with any of the Seller’s contact persons or other individuals or companies related to the sale of TDF material.

13.   Authority

The signatories of this Agreement represent that they are authorized and have the power to execute and legally bind the parties that they represent to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Raw Material Supply Agreement in duplicate as of the date first above written.

Vista International Technologies, Inc.		Trident Environmental Resource Consulting, LLC

By:		By:

Name:	Bradley A. Ripps	Name:

Title:	Interim CEO	Title:

Date:	December 23, 2011	Date:

Terms and Conditions

1.     Representations and Warranties. Seller represents and warrants to Buyer that the quality of the Material delivered to the Buyer hereunder shall conform to the Specifications set forth on Exhibit A that the Material shall be merchantable and free from defects, patent or latent, and that is shall be fit for Buyer’s intended purposes.

Seller warrants that it has the right to mine, sell and deliver good and marketable title to Buyer, free and clear of all liens, encumbrances, and other claims of third parties. Each party shall comply with all applicable federal, state and local laws, rules and regulations in connection with its performance of this Agreement.

Seller represents and warrants that any goods covered by this Agreement have been manufactured in accordance with the requirements of the Fair Labor Standards Act of 1938, as amended, and all other applicable federal, state and local laws, rules and regulations.

2.     Indemnity. Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, shareholders, agents and employees from and against any and all claims, demands, fines, losses, damages, enforcement actions, environmental remediation costs, penalties, expenses, actions, suits or proceedings, injuries, liability to or death of any person, costs of response to any governmental inquiry, liability for loss of or damage to property or for loss or damage arising from attachments, liens or claims of material men or laborers, and reasonable attorney and consulting fees and costs relating to any of the foregoing ("Claims"), arising from Seller’s performance of this Agreement, resulting from Seller's acts or omissions, from Seller's tender of Non-Conforming Materials or from Seller's breach of this Agreement. The foregoing indemnification shall not apply to the extent such Claims are the result of Buyer’s negligence or intentional act. This indemnity shall survive the expiration or other termination of this Agreement.

Buyer shall defend, indemnify and save harmless Seller and its officers, directors, shareholders, agents and employees from Claims arising from Buyer’s performance under this Agreement or from Buyer’s negligent or intentional acts or breach of this Agreement; provided that Buyer shall have no liability to the Seller to the extent such Claims arise out of or are caused by the negligent, or intentional acts of the Seller, or any of its officers, directors, shareholders, agents or employees. This indemnity shall survive the expiration or other termination of this Agreement.

Unless otherwise permitted under this Agreement, neither party will be responsible for any consequential or punitive damages.

3.     Confidentiality. Without limiting any obligation of either party at law, Buyer and Seller agree to maintain in strict confidence any information exchanged by the parties in connection with this Agreement. Such information may include, by way of example and not limitation, proprietary, technical and business information, customer lists, know-how, trade secrets, financial information, forecasts, projections, studies, data, documents, notes and other sensitive information relating to the other party or its business, whether prepared by such party or its agents, and whether or not received prior to the date of this Agreement. The obligation to maintain confidentiality shall not apply to tariff or published rates. The foregoing shall not prevent a party from disclosing to others or using, in any manner not inconsistent with the purposes hereof, any information that such party can show: (i) has become part of the public domain other than by acts, omissions or fault of the disclosing party, its employees, officers, agents and directors, (ii) has been furnished or made known to the disclosing party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party), (iii) was in the disclosing party’s possession prior to the disclosure thereof by the other party, or (iv) has been independently developed or learned by the disclosing party. In the event that a party shall be required by subpoena or by court or administrative order to disclose any of the information deemed by this Agreement to be confidential and/or proprietary, such party shall give immediate written notice to the other party and such other party shall have the right to interpose all objections it may have to the disclosure of such information.

4.     Non-circumvention. During the term of this Agreement and for a period of one year following termination hereof, neither Buyer nor Seller, nor their respective associates, affiliates, subsidiaries, parents, representatives or employees shall directly or indirectly interfere with, circumvent or attempt to circumvent the other party's interests or contractual relationships where (i) the existence of such interest or relationship first became known to the other through the performance of this Agreement, or (ii) information obtained during the performance of this Agreement is used in connection with such interference, circumvention or attempt to circumvent.

5.     Compliance with Laws and Permits. Each party will obtain and comply with, at its own cost, all necessary permits and approvals to conduct its activities and operate its equipment and transport, deliver and handle Material under this Agreement.

Seller and Buyer shall each comply with all applicable federal, state and local laws, rules, rulings, orders, ordinances and regulations affecting or relating to their respective operations and obligations under this Agreement.

6.     Relationship. Each party will perform under this Agreement as an independent contractor and as such shall have and maintain exclusive control and direction over all its employees, agents, subcontractors. Neither party shall be, act as, or purport to act as or be deemed to be the other’s agent, representative, employee or servant. Seller and Buyer assume full and exclusive responsibility for payment of all compensation, benefits, premiums, contributions, payroll taxes and other taxes now or hereafter imposed by any law or regulation as to all of its employees engaged in the performance of services under this Agreement.

9.     Enforcement of Agreement. In the event either Seller or Buyer hereto finds it necessary to bring an action at law or other proceeding against the other to enforce any of the terms, covenants or conditions or any instrument executed pursuant to this Agreement, or by reason of any breach or default, the party prevailing in any such action or proceeding shall be paid all necessary costs and reasonable attorneys’ fees by the other party. In the event any judgment is secured by such prevailing party all such costs and attorneys’ fees shall be included in any such judgment. The reasonableness of such attorneys’ fees and the necessity for costs incurred shall be determined by the court and not a jury.

10.    Force Majeure. Neither party shall be liable for any expense, loss or damage resulting from any delays in the performance of any obligation under this Agreement caused by government actions, regulations, orders or rulings, acts of God, acts of war, acts of public enemy, fire, strikes, civil disturbance, complete or partial shutdown of the Facility or resulting from any other causes beyond the party’s reasonable control, whether or not similar to the foregoing. To be able to assert Force Majeure, the party must notify the other party within forty-eight (48) hours of the beginning of the claimed Force Majeure event (“Initial Notice”). In addition, within ten (10) days after the Initial Notice, the party claiming Force Majeure must provide a detailed explanation of the claimed Force Majeure event and its expected duration (“Second Notice”). During any period of Force Majeure applicable to Seller, Buyer may purchase Material from any third parties.

11.    Amendments; Waivers. No modification, termination or amendment of this Agreement may be made except by written agreement or as otherwise may be provided in this Agreement. No failure by either party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, agreement, term or condition. Either party may, by providing notice in accordance with Article XV waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto. No waiver shall affect or alter this Agreement, and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. All the terms, provisions, and conditions of this Agreement shall be for the benefit of and by enforceable by Seller’s or Buyer’s respective successors and assigns.

12.    Records. Buyer and Seller shall maintain true and correct records in connection with their activities, transactions and obligations under this Agreement and shall retain all such records for at least thirty-six (36) months. All records shall be available for review by the other party upon reasonable request and at reasonable times.

13.    Captions. The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.

14.    Integration; Merger. This Agreement and the Exhibits attached to it constitute the entire agreement between the parties and supersede all prior and contemporaneous agreements and understandings whether written or verbal between the parties relating to the subject matter. Both parties had an opportunity to and consulted with an attorney of their choice prior to executing this Agreement.

15. No Joint Venture. This Agreement is not intended to, and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

16.    Governing Law; Choice of Forum; Time is of Essence. This Agreement and the right of the parties shall be governed by, construed and enforced in accordance with the laws of the State of Texas. Time is of the essence in the performance of this Agreement. The exclusive venue of any suits or causes of action arising directly or indirectly from this Agreement shall be in a federal or state court located in the State of Michigan.

17.    Severability. In case of any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained.

18.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

19.    Assignability, Subcontracting and Binding Effect. This Agreement is not assignable or delegable, except to its affiliates, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Upon approval by Buyer, Seller may employ qualified subcontractors to perform portions of its work. Seller shall be responsible for ensuring that its subcontractors are bound by and comply with the terms outlined in this Agreement. If a subcontractor violates any term of this Agreement, the Seller will also have been deemed to violate such term. This Agreement, and the rights and obligations under it will be binding on and will inure to the benefit of each party’s successors and permitted assigns.

EXHIBIT A

Material Specifications

PRODUCT DESCRIPTION / MINIMUM GUARANTEE

Tire Derived Fuel

TYPICAL ANALYSIS

TYPICAL SIZING

2” minus particle size